Exhibit 1

U.S. CONCRETE, INC.

RESTRICTED STOCK AWARD AGREEMENT

This Award Agreement (this “Agreement”) is made as of August 22, 2011, by and between U.S. Concrete, Inc., a Delaware corporation (the “Company”), and William J. Sandbrook (“Grantee”).  For value received, the Company hereby grants to Grantee, pursuant to the provisions of the U.S. Concrete, Inc. Management Equity Incentive Plan (the “Plan”), a grant of Seven Hundred Fifty Thousand (750,000) shares of common stock of the Company, par value $0.001 per share (the “Restricted Stock” or this “Award”), effective as of August 22, 2011 (the “Grant Date”), subject to certain restrictions and the terms and conditions set forth herein and in the Plan.  Unless otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings assigned to them in the Plan.

TERMS AND CONDITIONS OF AWARD

Chapter 1 EFFECT OF THE PLAN.  The Award granted to Grantee is subject to all the provisions of the Plan and of this Agreement, together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan.  The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of Grantee, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to Grantee hereunder, and this Award shall be subject, without further action by the Company or Grantee, to such amendment, modification, restatement or supplement.  In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

Chapter 2 GRANT.  This Agreement shall evidence the grant of Restricted Stock to Grantee, and Grantee acknowledges that such Restricted Stock is subject to vesting and forfeiture provisions as provided herein and Grantee will not be entitled to transfer, exchange, or otherwise pledge such Restricted Stock, unless and until the shares of Restricted Stock vest as provided in this Award and all tax withholding obligations applicable to such Restricted Stock has been satisfied.  This Award constitutes a Stock Award under, and this Agreement will be deemed for all purposes to constitute an Award Agreement entered into pursuant to, the Plan, which hereby is incorporated in this Agreement by this reference.  Grantee agrees that the Award shall be subject to all of the terms and conditions set forth in this Agreement and the Plan, including, but not limited to, the forfeiture conditions set forth in Section 3.2 hereof, the restrictions on transfer set forth in Section 3.5 hereof and the satisfaction of any applicable tax withholding obligation as set forth in Section 5 hereof.

Chapter 3 RESTRICTED SHARES.

 VESTING.  Subject to the terms and conditions of this Agreement and the Plan: (i) fifteen percent (15%) of the total number of shares of Restricted Stock will become vested on each of the first four anniversaries of the Grant Date, (ii) twenty percent (20%) of the total number of shares of Restricted Stock will become vested if and when the Company’s Common Stock attains a market closing price of $16.00 per share for ten (10) consecutive business days within a period of three (3) years of the Grant Date, and (iii) twenty percent (20%) of the total number of shares of Restricted Stock in addition to the shares of Restricted Stock that did not otherwise vest pursuant to clause (ii) will become vested if and when the Company’s Common Stock attains a market closing price of $20.00 per share within a period of four (4) years of the Grant Date, in each case, subject to Grantee’s continued service or employment with the Company or its Subsidiaries on each applicable date (each, a “Vesting Date”).  There shall be no proportionate or partial vesting in the periods prior to each Vesting Date and all vesting shall occur only on the appropriate Vesting Date, subject to Grantee’s continued service or employment with the Company or its Subsidiaries on each applicable Vesting Date.  Shares of Restricted Stock that have vested pursuant to this Award are referred to herein as “Vested Restricted Shares,” and shares of Restricted Stock that have not yet vested pursuant to this Award are referred to herein as “Unvested Restricted Shares.”  Notwithstanding the foregoing and subject to any additional benefits that may be provided under any applicable executive severance agreement by and between Grantee and the Company in effect on the date hereof (any such agreement, as may be amended from time to time, is referred to herein as the “Executive Severance Agreement”), upon a termination of Grantee’s service or employment by the Company or its Subsidiaries without Cause, any portion of the Unvested Restricted Shares that would have become vested during the six (6)-month period following such termination shall become immediately vested as of the date of such termination.

If an installment of the vesting would result in a fractional Vested Restricted Share, that installment will be rounded to the next higher or lower whole number by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half, except for the final installment, which will be for the balance of the Restricted Stock.

 FORFEITURE.  Except as provided otherwise in the Executive Severance Agreement, and subject to Section 3.1 hereof and to the Committee’s discretion to otherwise accelerate vesting hereunder in accordance with the Plan, all Unvested Restricted Shares shall be immediately forfeited and cancelled upon termination of Grantee’s service or employment with the Company and its Subsidiaries for any reason.

 DELIVERY OF SHARES. Upon the Grant Date, the Company shall in its discretion cause a stock certificate registered in the name of the Grantee to be issued and, if it so determines, in its sole discretion deposited together with the stock powers with an escrow agent designated by the Company or cause the Grantee’s right to receive the shares of Common Stock subject to the Award to be evidenced by book-entry registration or such other manner as the Committee may determine.  If an escrow arrangement is used, the Company may cause the escrow agent to issue to the Grantee a receipt evidencing any stock certificate held by it, registered in the name of the Grantee. If the Company determines that the Restricted Stock shall be held by the Company in escrow rather than delivered to the Grantee pending the release of the restrictions in Section 3.1, the Company may require the Grantee to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Company, if applicable, and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement.

 SECTION 83(b) ELECTION.  The Grantee may but is not required to execute and deliver to the Internal Revenue Service (the “IRS”) a timely, valid election under Section 83(b) of the Code (the “83(b) Election”) with respect to the Restricted Stock and if Grantee does so elect, the Grantee agrees to timely notify and deliver a copy of such election to the Company.  The Grantee understands that under Section 83(b) of the Code, the regulations promulgated thereunder, and certain IRS administrative announcements in the absence of an effective election under Section 83(b) of the Code the Fair Market Value of shares of Restricted Stock on the date on which any forfeiture restrictions applicable to such Restricted Stock lapse may be reportable as ordinary income at that time.  For this purpose, the term “forfeiture restrictions” means the restrictions on transferability in Section 3.5 and the vesting conditions in Section 3.1 of this Agreement.  The Grantee understands that (i) in making the 83(b) Election, Grantee may be taxed at the time the Restricted Stock is acquired hereunder based on the Fair Market Value of the Restricted Stock on the Grant Date and (ii) in order to be effective, the 83(b) Election must be filed with the Internal Revenue Service within thirty (30) days after the date upon which the Restricted Stock was granted hereunder. The Grantee hereby acknowledges that the foregoing description of the tax consequences of the 83(b) Election is not intended to be complete and, among other things, does not describe state, local or foreign income and other tax consequences, and the Company has not provided, and is not hereby providing, the Grantee with tax advice regarding the 83(b) Election and has urged the Grantee to consult the Grantee’s own tax advisor with respect to the income taxation consequences thereof.

 NON-TRANSFERABILITY.  This Award may not be transferred, assigned, pledged or otherwise encumbered by Grantee in any manner whatsoever, except that this Award may be transferred by will or by the laws of descent and distribution or pursuant to a domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.   References to Grantee, to the extent relevant in the context, shall include references to authorized transferees.  Except as otherwise determined by the Committee, Grantee shall not sell, transfer, assign, pledge or otherwise encumber or dispose of, by operation of law or otherwise, any portion of this Award.  Any transfer by Grantee in violation of the provisions hereof shall be void and of no force or effect, and shall result in the immediate forfeiture of all Unvested Restricted Shares.

 DIVIDENDS; RIGHTS AS STOCKHOLDER.  Cash dividends on shares of Common Stock issuable hereunder shall be credited to a dividend book entry account on behalf of Grantee with respect to each share of Restricted Stock granted to Grantee, provided that such cash dividends shall not be deemed to be reinvested in shares of Common Stock and shall be held uninvested and without interest and paid in cash when and if, the restrictions on any Unvested Restricted Shares lapse in accordance with the provisions hereof.  Stock dividends on shares of Common Stock shall be credited to a dividend book entry account on behalf of Grantee with respect to each share of Restricted Stock granted to Grantee, provided that such stock dividends shall be paid in shares of Common Stock when and if, the restrictions on any Unvested Restricted Shares lapse in accordance with the provisions hereof.  To the extent that any Unvested Restricted Shares are forfeited and cancelled for any reason, all cash dividends and stock dividends credited with respect thereto shall also be forfeited and cancelled at such time.  Except as otherwise provided herein, Grantee shall be the record owner of the Unvested Restricted Shares unless and until any such Unvested Restricted Shares are forfeited and cancelled pursuant to the terms hereof, or sold or otherwise disposed of, and as record owner shall be entitled to all rights as a stockholder of the Company, including without limitation voting rights with respect thereto, and except as otherwise provided by the Plan, Grantee agrees and understands that nothing contained in this Agreement provides, or is intended to provide, Grantee with any protection against potential future dilution of Grantee’s interest in the Company for any reason.

Chapter 4 TAX MATTERS.

 The Company shall have the power and the right to deduct or withhold, or require Grantee to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes of any kind (including, but not limited to, Grantee’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the Restricted Stock and, if Grantee fails to do so, the Company may otherwise refuse to deliver any shares of Common Stock otherwise required to be delivered pursuant to this Agreement.  Any statutorily required withholding obligation with regard to Grantee may be satisfied by reducing the amount of cash or shares of Common Stock otherwise deliverable to Grantee hereunder.

 Grantee acknowledges that the tax consequences associated with this Award are complex and that the Company has urged Grantee to review with Grantee’s own tax advisors the federal, state and local tax consequences of this Award.  Grantee is relying solely on such advisors and not on any statements or representations of the Company or any of its Subsidiaries or any of their respective agents.  The Company does not guarantee any particular tax effect, and Grantee shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of Grantee in connection with this Award (including any taxes, penalties and interest under Code Section 409A), and neither the Company nor any of its Subsidiaries shall have any obligation to indemnify or otherwise hold Grantee (or any authorized transferee or beneficiary) harmless from any or all of such taxes, penalties or interest.

 GOVERNING LAW.  This Award shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to any applicable conflicts of laws provisions that would result in the application of the laws of any other jurisdiction.

 NO RIGHT TO CONTINUED SERVICE.  This Award shall not be construed as giving Grantee any right to continued service or employment with the Company or its Subsidiaries.  The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with Grantee, free from any liability or claim under this Award or the Plan, except as expressly provided in this Award.

 NATURE OF PAYMENTS.  The Award hereunder shall constitute a special incentive payment to Grantee and shall not be taken into account in computing the amount of salary or compensation of Grantee for the purpose of determining any retirement, death or other benefits under (a) any retirement, bonus, life insurance or other employee benefit plan of the Company or (b) any agreement between the Company and Grantee, except as such plan or agreement shall otherwise expressly provide.

 COMPLIANCE WITH LAWS AND REGULATIONS.  The issuance and transfer of the shares of Common Stock hereunder will be subject to compliance by the Company and Grantee with all applicable requirements of federal and state laws and with all applicable requirements of any stock exchange on which the Common Stock may be listed at the time of that issuance or transfer.

 NON-SOLICITATION AND NON-DISCLOSURE.  In consideration for the grant of the Award, Grantee agrees that Grantee will not, during Grantee’s employment or service with the Company or any of its Subsidiaries, and for one year thereafter, directly or indirectly, for any reason, for Grantee’s own account or on behalf of or together with any other person, entity or organization (a) call on or otherwise solicit any natural person who is employed by, or providing services to, the Company or any Subsidiary of the Company in any capacity with the purpose or intent of attracting that person from the employ of the Company or its Subsidiaries, or (b) divert or attempt to divert from the Company or any of its Subsidiaries any customer, client or business relating to the provision of ready-mixed concrete, precast concrete or related concrete products or services.  As further consideration for the grant of the Award, Grantee agrees that Grantee will not at any time, either while employed by, or providing services to, the Company or its Subsidiaries, or at any time thereafter, make any independent use of, or disclose to any other person (except as authorized in advance in writing by the Company) any confidential, nonpublic and/or proprietary information of the Company and its Subsidiaries, including, without limitation, information derived from reports, work in progress, codes, marketing and sales programs, customer lists, records of customer service requirements, cost summaries, pricing formulae, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of the Company or its Subsidiaries.  This Section 10 shall survive termination of this Award.

 BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of the Company and Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3.4 of this Award.

 SEVERABILITY.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by applicable law.

 AMENDMENT; WAIVER; MISCELLANEOUS.  The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan, and the Company shall give written notice to Grantee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof; provided, however, that if such modification or amendment would adversely affect the rights of Grantee, the Agreement may only be so modified or amended by a writing signed by both the Company and Grantee.  Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board or by the Committee.  A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

 ENTIRE AGREEMENT.  This Agreement and the Plan embody the entire agreement of the parties hereto with respect to the Restricted Stock and all other matters contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

U.S. CONCRETE, INC.

By: /s/ Curt M. Lindeman

Name: Curt M. Lindeman
Title: Vice President, General Counsel & Corporate Secretary

Acceptance

Grantee hereby acknowledges receipt of a copy of the Plan, represents that Grantee has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Award, as of the date first written above, subject to all of the terms and provisions of the Plan and this Agreement.

By: /s/ William J. Sandbrook
Grantee

Print Name: William J. Sandbrook